EXHIBIT 10.2
RES-CARE, INC.
2005 OMNIBUS INCENTIVE COMPENSATION PLAN
RESTRICTED STOCK AWARD AGREEMENT
     THIS AWARD AGREEMENT, pursuant to the Res-Care, Inc. 2005 Omnibus Incentive Compensation Plan (the “Plan”), is executed this ___day of ___, 200___, (the “Effective Date”) between Res-Care, Inc. (the “Corporation”) and ___(the “Participant”).
     WHEREAS, the Board of Directors (the “Board”) and the Executive Compensation Committee of the Board (the “Committee”) have determined that it is in the best interest of the Corporation and appropriate to the stated purposes of the Plan that the Corporation grant to the Participant an award of restricted stock of the Corporation pursuant and subject to the terms and conditions of the Plan and of Participant’s Employment Agreement with the Corporation dated ___, 2005 (the “Employment Agreement”).
     NOW, THEREFORE, in consideration of the premises and mutual covenants in this Agreement, the parties agree as follows:
1.	INCORPORATION OF THE PLAN. This Agreement and the Restricted Shares granted are and shall be in all respects subject to the terms and conditions of the Plan, a copy of which Optionee acknowledges receiving at the time of the execution hereof. The rights of Optionee and the obligations of the Corporation hereunder are subject to the terms and conditions of the Plan, including, without limitation, those dealing with the payment of federal, state and local taxes, and of this Award Agreement. Any decision made, or action taken, by the Board or the Committee arising out of or in connection with the interpretation and administration of the Plan shall be final and conclusive. All capitalized terms used in this Agreement not otherwise defined herein shall have the meanings set forth in the Plan, unless a different meaning is plainly required by the context.

2.	RESTRICTED STOCK GRANT. Pursuant to the terms of Participant’s Employment Agreement, Corporation hereby grants to the Participant ___(___) shares of the common stock of Corporation, no par value (the “Restricted Shares”) in exchange for the continued employment of the Participant by the Corporation. The Restricted Shares granted hereunder shall be fully paid and nonassessable, in the manner set forth in the Plan.

3.	RESTRICTED PERIOD.
a) With respect to ___shares [1/3 of total award (the “Annual Fixed Restricted Shares”)] the Restricted Shares shall be subject to forfeiture during the period beginning with the Effective Date and ending five (5) years thereafter (the “Restricted Period”) provided, however, that the Annual Fixed Restricted Shares shall vest, and no longer be subject to the restrictions contained herein, in accordance with the following schedule:

Date On or After Which	Number
Restricted Shares Vest	of Shares that Vest
—
—
—
b) With respect to ___shares (the “Annual Performance Restricted Shares”) [2/3 of the Award] the Annual Performance Restricted Shares shall be subject to forfeiture during the period beginning with the Effective Date and ending on the March 15 after the fifth anniversary of the award (the “Performance Restricted Period”); provided however, that if the Trailing EBITDA Test as defined in the Participant’s Employment Agreement has been met on each of the vesting dates, the Restricted Shares shall vest in accordance with the following schedule:

Date On or After Which	Number
Restricted Shares Vest	of Shares that Vest
March 15, 2008	—
March 15, 2009	—
March 15, 2010	—
If the Trailing EBITDA Test is not met as to any one of the dates above, the shares that would have vested on that date shall be forfeited as of that date.
c) Upon such vesting, that portion of the Restricted Shares shall no longer be Restricted Shares hereunder. During the Restricted Period, except as otherwise provided herein, any still-Restricted Shares shall be forfeited in the case of any voluntary or involuntary termination of such Participant’s service as an employee of the Corporation for any reason. Upon forfeiture for any reason, the Participant shall have no further rights under the Plan or this Award Agreement as to such forfeited Restricted Shares. Notwithstanding the above, the forfeiture provisions shall lapse, shall be of no further force or effect, and the Restricted Shares shall immediately vest, upon the happening of any of the following while the Participant is still employed by the Corporation:
•	the death of the Participant;

•	Permanent disability of Participant as defined in the Employment Agreement; or

•	Change in Control of the Corporation as defined in the Plan.
4.	ISSUANCE; TRANSFER RESTRICTIONS. During the Restricted Period, the Participant may not sell, transfer, pledge, assign, hypothecate or otherwise dispose of Restricted Shares other than by will or the laws of descent and distribution. Any attempt by a Participant to sell, transfer, pledge, assign, hypothecate or otherwise dispose of Restricted Shares during the Restricted Period shall be null and void and of no effect. Upon issuance of the Restricted Shares, the Participant shall be the owner of all the shares represented by the certificate or otherwise designated for Participant. Subject to the forfeiture provisions, the Participant shall have all the rights of a shareholder with respect to such shares, including the right to vote the Restricted Shares and to receive all dividends and other distributions paid with respect to them. The certificate, if any, issued for the Restricted Shares or the account in which the shares are held shall be imprinted or designated with the following legend (which legend shall be in addition to any other restrictive legends required by applicable securities laws and regulations and any shareholders’ or other agreement that the Restricted Shares are subject to):
The Securities represented by this certificate are considered restricted shares and are subject to, and may not be sold, exchanged, transferred, pledged, assigned, hypothecated, or otherwise disposed of except in compliance with, the Res-Care, Inc. 2005 Omnibus Incentive Compensation Plan document dated April 26, 2005 and corresponding Award Agreement dated __________, 200__, by and between the Corporation and the shareholder, copies of which will be provided upon request.
5.	SHARES IN ESCROW. By execution of this Award Agreement, the Participant agrees that the shares shall be deposited by the Corporation’s transfer agent with the Secretary of the Corporation or his/her designee. At the expiration of the Restricted Period, the restrictions in this Award Agreement shall, except as otherwise specifically provided in the Award Agreement, expire and the Corporation shall, subject to the provisions of this Award Agreement, deliver the shares to the Participant free of the restrictions. Such delivery shall be, at Participant’s discretion, either in certificate form or by electronic delivery to Participant’s brokerage account.

6.	SECTION 83(b) ELECTION. If the Participant files an election under Internal Revenue Code (the “Code”) Section 83(b), the Participant shall contemporaneously furnish the Secretary of the Corporation or his/her designee a copy of the election.

7.	TAX WITHHOLDING. Participant must make arrangements satisfactory to the Committee to pay to the Corporation any federal, state or local taxes required to be withheld with respect to an Award issued under the Plan at the earlier of (i) the making of an 83(b) election as provided in Section 6, or (ii) upon vesting of the Restricted Shares in accordance with this Agreement, based in each case upon the Committee’s determination of Fair Market Value of the shares taxable at each such date. If a Participant fails to tender or tender in full a check for such tax withholding, the Corporation has the right to deduct any such taxes from any payment of any kind otherwise due to the Participant, including payment of salary or bonus owed to Participant.

8.	ADJUSTMENT PROVISIONS. The aggregate number of Restricted Shares granted hereunder and subject to restriction from time to time shall be proportionately adjusted as described in Section 3.2 of the Plan.

9.	EMPLOYMENT OF PARTICIPANT. Neither the adoption of the Plan nor the granting of any Restricted Shares under the Plan shall be deemed to create a contract of employment or impose any obligation on the Corporation as employer to continue the employment of a Participant. In the absence of a written contract to the contrary, a Participant’s employment with the Corporation shall be, and continue to be, “at will”, terminable for any reason or for no reason by either the Participant or the Corporation, with or without notice. If the Participant has a written employment agreement with the Corporation, the terms and conditions of the employment agreement shall remain unaffected by this Award and the Participant’s employment status shall continue to be governed exclusively by the employment agreement.

10.	NOT INTENDED TO BE DEFERRED COMPENSATION. This Agreement is intended to award restricted stock that is not deferred compensation within the meaning of Section 409A of the Code, and it shall be interpreted and administered consistent with this intent. Therefore, neither the Committee nor Participant shall have or exercise discretion in a way that would delay the inclusion of income of the Restricted Shares Award hereunder (other than the vesting schedule set forth in Section 3), including, but not limited to, substitution of other Restricted Shares, or extension of the Restricted Period as set forth herein.

11.	REPRESENTATIONS. The Corporation has registered the issuance of the shares. The Participant agrees to comply with all applicable SEC rules, including Rule 144 of the Securities Act of 1933, the Corporation’s applicable securities trading policy and all reporting obligations concerning trades of the Corporation’s stock.

12.	ENTIRE AGREEMENT. This Agreement and the Plan constitute the entire understanding and agreement between the Corporation and Participant with regard to all matters herein. There are no other agreements, conditions or representations, oral or written, expressed or implied with regard thereto. This Agreement may be amended only in writing, signed by all of the parties.

Res-Care, Inc.

By:

Ronald G. Geary

Title: Chairman, President and Chief Executive Officer

Date:

Participant

Date:

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